Exhibit 10.13

Separation Agreement and Release

I, Hudson D. Smith, have knowingly and voluntarily entered into the following agreement with SIFCO Industries, Inc. (hereinafter referred to as “the Company”) regarding the termination of my employment with the Company.

I.	Termination of Employment Relationship: With the signing of this Agreement, I acknowledge that my employment with the Company will be terminated effective January 31, 2005 (the “Effective Date”).

II.	Benefits: In full consideration for my signing this Agreement, the Company will provide the following severance benefits, all of which are more than I would be entitled to receive absent signing this Agreement:

A.	The Company will pay me two (2) years of separation pay at my current base salary, less any applicable payroll deductions. I understand that my separation pay will be paid in two installments of $110,000 each, with the first payment made on the Effective Date and the second payment made on January 31, 2006. If I should die before either installment is paid, the Company agrees to make full payment to my wife as beneficiary, and should my wife not survive me, then to my executors, heirs and assigns.

B.	For a period of 18 months commencing on the Effective Date, the Company will maintain my medical and dental benefits under a Company-sponsored group health plan, as long as I continue to make the required monthly payments to the Company at the applicable employee rate. The benefits provided under the Company’s group health plans and the required employee contributions are subject to change at any time with 30 days advance notice. This 18-month period following the Effective Date will satisfy the Company’s COBRA requirements, and there will be no further continuation of benefits under a Company group health plan upon the conclusion of this period.

C.	The Company will reimburse me for costs associated with my attendance at Forging Industry Association Board meetings for the balance of my current term as Director of this Association. The items to be reimbursed are coach fare flight costs, hotel (bed and breakfast only), and meeting registration fees. The Company President and Chief Operating Officer must authorize the spending for each Board meeting, and receipts will be required for reimbursement in accordance with the Company’s customary practices.

D.	The Company will continue to provide executive outplacement services through the current provider for a period of up to three (3) months following my termination date.

III.	Terms: I understand and acknowledge that SIFCO is not obligated to provide me with the separation pay described in Section II of this Agreement. Nevertheless, in order to end my employment relationship with SIFCO as amicably as possible and to eliminate any possibility of future disputes, I have been offered and have accepted this separation pay, and in consideration for which I agree to the provisions of this Agreement as follows:

A.	Release: In consideration of the benefits provided to me under this Agreement, I, my heirs, personal representatives, assigns and agents and each of them, hereby do irrevocably and unconditionally forever release, waive and discharge the Company (and any related corporation, including their officers, agents, directors, representatives, shareholders and employees, and, as applicable, their predecessors, successors, assigns, heirs and executors) from any and all claims and or causes of action arising out of or in connection with my employment relationship with the Company and the termination of my employment, arising at any point in time up to and including the date I signed this

Agreement, and agree not to file any such claims and or causes of action against any of them before any court or administrative agency. I, my heirs, personal representatives, assigns and agents and each of them, hereby agree to waive any remedy that may be available under any such action that may have filed, and further agree to dismiss or withdraw any such action. This release and agreement not to sue includes, but is not limited to, claims arising under federal, state or local laws, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973 and any common law or contractual claims recognized now or later. The mutual releases contained herein apply only to the employment relationship of the parties.

B.	Confidentiality: I will not at any time, directly or indirectly, without written authorization from the Company, make use of or disclose to any person or entity any confidential business-related, proprietary or secret information, confidential knowledge, trade secrets, or other confidential data related to the customers, business, products, services or practices of the Company of which I have become possessed during my employment with the Company, whether prepared by me or another, and which is not, or does not become, available or known to the public. I further agree that upon termination of my employment I will immediately return to the Company all of its property in my possession or under my control, including, without limitation, keys, credit cards, programs, lists, files, and software. However, I understand that I may retain the personal computer and printer currently used by me in my present position; provided however, that any Company information on such computers shall be removed in their entirety. I further agree that I shall not retain any copies or reproductions of the foregoing. I understand that certain terms of this Agreement must be disclosed to the public because of my position as an Officer of the Company. However, I also understand that the Company will maintain confidentiality with respect to the terms of my separation from the Company which are not subject to disclosure.

C.	Non-disparagement: I agree that I will not disparage the Company or any of its affiliates or their businesses, products, services, practices, or employees; and likewise I understand that the Company agrees not to disparage me.

D.	Notice: I acknowledge that I have been provided up to 21 days, if I feel it is necessary, to review the terms of this Agreement and to consider its effect, including the foregoing release. I also acknowledge that I have had an ample opportunity and have been advised and encouraged to discuss this Agreement and my separation from employment with persons of my own choosing, notwithstanding the terms of Paragraph III B of this Agreement, including an attorney. I understand that I may revoke this Agreement by providing written notice of revocation to the Company at its Cleveland, Ohio business address not later than seven (7) days from the day I sign the Agreement.

E.	Acknowledgment: I acknowledge that any benefits due me under any pension, profit sharing or other qualified retirement plan shall be determined in accordance with the terms of such plan(s) in effect at the time of my termination. I further acknowledge that, except as provided in this Agreement and with the exception of (i) the reconciliation of earned vacation which will be provided in my final paycheck, and (ii) any approved expenses not known at this time, all compensation and other payments due to me as a result of my employment with the Company, whether due directly from the Company or from any of its affiliated entities, have been paid in full and that I am not entitled to any additional salary, bonuses or any other payments whatsoever.

F.	Non-Admission: I agree and acknowledge that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local law, regulation, or of any duty the Company owed to me or I owed to the Company, and that the execution of this Agreement is a voluntary act intended to provide an amicable conclusion to my employment relationship with the Company.

G.	Severability: The terms of this Agreement are separate and independent and should any of them be declared invalid or unenforceable by any court, the remaining provisions and terms of this Agreement shall remain in full force and effect.

H.	Choice of Law: This Agreement shall be interpreted in accordance with the laws of Ohio, and any action sought to enforce or interpret this Agreement must be filed in the Court of Common Pleas in and for Cuyahoga County, in the state of Ohio.

IV.	Acknowledgement: The parties hereto acknowledge Hudson’s continuing service to the Company beyond the Effective Date of this Separation Agreement and Release as a Director thereof.

Accordingly, having carefully read and fully understanding the terms of this Separation Agreement and Release, and without relying upon any other representations or statements (whether written or oral), I have knowingly and voluntarily executed this Agreement without duress or coercion.

/s/ Hudson D. Smith	/s/ Frank A. Cappello

Hudson D. Smith Date: January 27, 2005	Frank A. Cappello Witness Date: January 27, 2005

SIFCO Industries, Inc.

/s/ Timothy V. Crean	/s/ Jeffrey P. Gotschall

Timothy V. Crean President and Chief Operating Officer, SIFCO Industries, Inc.	Jeffrey P. Gotschall Witness

Date: January 26, 2005	Date: January 26, 2005

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